Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference of our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-52619) of Capital Trust, Inc. and Subsidiaries (f/k/a California Real Estate Investment Trust) and to the incorporation by reference and inclusion of our report, dated January 23, 1998, in the proxy statement/prospectus to be filed as part of Amendment No. 3 to the Registration Statement, with respect to the consolidated balance sheet of Capital Trust and Subsidiaries (f/k/a California Real Estate Investment Trust) as of December 31, 1997 and the related consolidated statement of operations, shareholders' equity and cash flows for the year ended December 31, 1997.




                                                           /s/ Ernst & Young LLP


New York, New York
December 14, 1998



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